EXHIBIT 99

FOR IMMEDIATE RELEASE                          Contact:  Mr. Charles R. Ofner
                                                               (281) 496-5000

         Reading & Bates Drilling Completes Surveillance Audit "G"

April  21, 1997,  Houston, Texas....Reading  &  Bates Corporation  (RB-NYSE)
continues to lead the way in the area of quality assurance as it announces its wholly owned subsidiary, Reading & Bates Drilling Co., has completed the Surveillance Audit "G" of its Quality Management System under the guidelines of ISO 9001. The company was the first U.S. drilling contractor to have this prestigious certification to the 9001 standard, and it has now completed its first three year certification period using American Bureau of Shipping Quality Evaluations Inc. as its registrar. Successful completion of this recent audit allows Reading & Bates Drilling Co. to be recertified under the ISO 9001 standard for an additional three years subject to successful completion of surveillance audits every six months.

Paul B. Loyd, Jr., the Company's Chairman, President and CEO stated, "Adopting the ISO 9001 standard has provided a great deal of internal value to the company as support departments such as engineering, purchasing, safety and training and marketing have established more systematic procedures and set meaningful benchmarks in the way they support our international fleet of drilling units. This provides value added to the clients for whom we perform these drilling services."

Mr. Loyd added, "We have committed substantial resources in developing state of the art computerized systems for handling material procurement, scheduled maintenance of equipment, auditing and corrective/preventive action including an on-line documentation system which facilitates updated and current document control. These systems should continue to provide areas of continued improvement in the administration of critical tasks."

Reading & Bates is a New York Stock Exchange listed company, providing offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., engages in the business of acquiring interests in offshore oil and gas properties and thereby participates in reservoir risk sharing. Through its TOPS joint venture, a full range of field development contracting alternatives is offered to oil and gas companies, including such services as drilling, marine and subsea construction and production facilities.

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